Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR SECOND QUARTER

OF FISCAL 2005

-Predictive Medicine Revenues Up 68% Over Same Quarter Last Year and 22% Over Last Quarter-

Salt Lake City, February 8, 2004 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2005 and the six months ended December 31, 2004.

For the second fiscal quarter, ended December 31, 2004, predictive medicine revenues grew to a record $17.5 million from $10.4 million for the same quarter last year, a $7.1 million, or 68% increase. Compared with the first fiscal quarter of 2005, predictive medicine revenues were up $3.1 million, or 22%. We believe that this significant increase in predictive medicine revenues resulted from strong customer demand for Myriad’s predictive medicine products due in part to the increased clinical utility of the test and the value to patients of using Myriad’s BRACAnalysis® and COLARIS® predictive medicine products. For the first six months of this year, predictive medicine revenues increased 73% to $32.0 million, from $18.5 million during the same period last year.

Total revenues in the second quarter increased to $19.6 million, from $14.1 million for the same period of fiscal 2004, an increase of 39% year-to-year. Compared with the first quarter of fiscal 2005, total revenues increased by $2.9 million, or 18%. Research revenues contributed $2.1 million, for 12% of total revenues for the second quarter. This compares with $2.8 million for 27% of total revenues for the second quarter of fiscal 2004.

The gross profit margin on the predictive medicine business was 71% for the second quarter of fiscal 2005, compared with 67% for the second quarter of the prior year. This gross profit margin increase resulted from technology improvements and economies of scale realized during the last year.

Research and development expense was $14.6 million for the quarter, which included the introduction by the Company of two new investigative cancer drugs into clinical trials. This expense was a modest increase of 10% compared with $13.3 million for research and development in the same quarter of the prior year.

Net loss for the second quarter of fiscal 2005 was $10.0 million or $0.33 per share, compared with $9.9 million, or $0.36 per share, for the same quarter of fiscal 2004. The relatively unchanged loss reflects the Company’s increased investment in its five currently active human clinical studies, which is offset by increased contribution from its profitable predictive medicine business. As of December 31, 2004, Myriad had approximately $125 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

“In December, we submitted two new cancer therapeutic candidates to the FDA for initiation of human clinical trials,” stated Peter Meldrum, President and CEO of Myriad Genetics, Inc.  “I am pleased to report that both cancer programs, MPC-6827 and MPC-2130, are moving ahead with Phase 1 enrollment, as scheduled.”

About the Two Cancer INDs Submitted in Second Quarter Fiscal 2005

The MPC-2130 Phase I clinical study is designed to evaluate its safety and pharmacokinetic profile in patients with advanced metastatic tumors or blood cancers as well as refractory cancers that have progressed despite previous chemotherapy.  In preclinical studies MPC-2130 demonstrated significant cancer cell killing activity in ovarian cancer, prostate cancer and lymphoma. MPC-2130 was shown to be highly effective in cancer cell lines that are resistant to multiple drugs. Importantly, in animal studies, MPC-2130 appears to be well tolerated with a low side effect profile.

The MPC-6827 study is designed to evaluate its safety and pharmacokinetic profile in patients with advanced solid tumors, in an escalating dose regimen. In preclinical testing, MPC-6827 was demonstrated to be significantly more effective than the relevant standard-of-care chemotherapy drug at inhibiting tumor growth in xenograft animal models of cancer. In particular, MPC-6827 was shown in animal models to be more effective than doxorubicin in breast cancer, gemcitibine in pancreatic cancer, irinotecan in colon cancer, carboplatin in ovarian cancer and demonstrated a substantial inhibition of prostate cancer tumor growth, for which there is no currently recognized standard of care

In preclinical testing, both drug candidates were equally active against multiple drug resistant cancers as they were against drug-susceptible tumors. Multiple drug resistance is common with the current options in cancer chemotherapy and represents a significant limitation in their use.

Conference Call and Audio Web Cast

Myriad management will host a conference call today at 10:00am Eastern time to discuss the company’s results and other recent events. The dial-in number for the conference call will be (877) 707-9631, or (785) 832-1508. A replay of the conference call will be available for one week following the call at (800) 934-3942 or (402) 220-1162. The call will also be available through a link on Myriad’s home page at www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These statements include, but are not limited to increased demand for the Company’s predictive medicine products; the clinical utility of the Company’s predictive medicine tests and the value to patients of using the tests; strong growth in product revenues; continued development of, and increased investment in, the Company’s therapeutic products in clinical trials and the expenses associated therewith; anticipated Phase 1 enrollment for the MPC-2130 and MPC-6827 clinical trials; the efficacy of MPC-2130 in patients with advanced metastatic tumor, blood cancers and refractory cancers; the efficacy of MPC-6827 in patients with advanced solid tumors; the ability of MPC-2130 to be well tolerated with a low side effect profile, the efficacy of MPC-2130 and MPC-6827 against multiple drug resistant cancers; uncertainties as to the extent of future government regulation of Myriad Genetics’ business; risks and uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds which it develops at acceptable prices; the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products, and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of February 8, 2005, and Myriad undertakes no duty to update this information unless required by law.

BRACAnalysis is a registered trademark of Myriad Genetics, Inc. in the United States and certain other foreign countries.

-  Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
REVENUES:

Predictive medicine revenue	$17,535	$10,446	$31,964	$18,510
Research revenue	2,104	2,773	4,385	$7,852
Related party research revenue	—	929	—	1,458
Total research revenue	2,104	3,702	4,385	9,310
Total revenues	19,639	14,148	36,349	27,820

COSTS AND EXPENSES:

Predictive medicine cost of revenue	5,131	3,448	9,370	6,207
Research and development expense	14,546	13,329	27,678	26,303
Selling, general and administrative expense	10,638	7,752	20,594	15,859
Total costs and expenses	30,315	24,529	57,642	48,369

Operating loss	(10,676)	(10,381)	(21,293)	(20,549)

Other income (expense):
Interest income	687	527	1,319	1,096
Other	(59)	—	(66)	(10)
	628	527	1,253	1,086

Net loss	$(10,048)	$(9,854)	$(20,040)	$(19,463)

Basic and diluted loss per share	$(0.33)	$(0.36)	$(0.65)	$(0.72)

Basic and diluted weighted average shares outstanding	30,682	27,109	30,666	27,098

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec 31, 2004	Jun. 30, 2004
Cash, cash equivalents, and marketable investment securities	$124,663	$141,839
Trade receivables, net	17,281	13,994
Other receivables	755	554
Prepaid expenses	5,236	7,279
Equipment and leasehold improvements, net	16,251	17,339
Other assets	7,176	7,351
Total assets	$171,362	$188,356

Accounts payable and accrued liabilities	$15,741	$13,871
Deferred revenue	1,618	1,209
Stockholders’ equity	154,003	173,276
Total liabilities and stockholders’ equity	$171,362	$188,356